To Whom It May Concern:

I, David T. Szczupak, hereby appoint Sheri H. Edison and Scott B. Ullem, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 19th day of October 2012.


/s/ David T. Szczupak
David T. Szczupak




Signed or attested before me on the 19th day of October 2012 by David T. Szczupak.


/s/ Loralie Lynn Jenkins
Notary Public

Loralie Lynn Jenkins, Notary Public
State of Michigan
My Commission Expires September 25, 2017